                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                   1934
                            (Amendment No. ___ )


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                       First Alliance Corporation
           ------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

                               Registrant
           ------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:

    (2)  Form, Schedule or Registration Statement no.:

    (3)  Filing Party:

    (4)  Date Filed:

                          FIRST ALLIANCE CORPORATION
                            17305 Von Karman Avenue
                           Irvine, California 92614

                   ----------------------------------------

                                PROXY STATEMENT

                   ----------------------------------------
                        ANNUAL MEETING OF STOCKHOLDERS

                                April 28, 1997

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of First Alliance Corporation (together with its subsidiaries, the "Corporation") of proxies to be voted at the Annual Meeting of Stockholders to be held on April 28, 1997 (the "Annual Meeting") and at any and all adjournments thereof. Proxies are revocable at any time prior to exercise by written notice to the Secretary of the Corporation or upon request if the stockholder is present at the Annual Meeting and chooses to vote in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by the proxy will be voted in favor of the proposals set forth in the Notice attached hereto.

     The Corporation has a policy that provides for the confidentiality of stockholder proxies, ballots and vote tabulations, subject to certain exceptions. The policy also provides for the tabulation of the vote by an independent third party.

     This proxy statement, the proxy and the Corporation's 1996 Annual Report were first mailed to stockholders on April 3, 1997.

VOTING RIGHTS

     Stockholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at the Annual Meeting. On that date the Corporation had outstanding 4,043,067 shares of Class A common stock, $.01 par value (the "Class A Common Stock"), each such share being entitled to one vote, and 10,750,000 shares of Class B common stock, $.01 par value (the "Class B Common Stock"), each such share being entitled to four votes. A proxy given by any stockholder participating in the Corporation's 401(k) Plan will govern the voting of all full shares held for such stockholder's account under that plan.

     A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, a plurality vote of the shares of the common stock of the Corporation present in person or by proxy at the meeting and entitled to vote is required for the election of directors. Abstentions are considered shares present and entitled to vote and therefore have the same legal effect as a vote against a matter presented at the meeting. Any shares as to which broker or nominee does not have discretionary voting authority under applicable Nasdaq rules will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.

     Brian Chisick, Chairman of the Board, President and Chief Executive Officer and a director of the Corporation, and Sarah Chisick, Vice President and a director of the Corporation, are the beneficial owners of 48,745 shares of Class A Common Stock and 10,642,500 shares of Class B Common Stock, together constituting approximately 90.6% of the outstanding voting power of the Corporation. Mr. Chisick intends to vote such shares for the nominees for election as directors named in this Proxy Statement.

                      PROPOSAL 1:  ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES AND CURRENT DIRECTORS

     The Corporation's Certificate of Incorporation provides that the members of the Board of Directors shall be divided into three classes with approximately one third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Corporation's Board of Directors is currently set pursuant to the Corporation's bylaws at seven. Of this number, two members of the Board of Directors have terms expiring, and are nominees for election, at the 1997 Annual Meeting of Stockholders. Two members have terms expiring at the 1998 Annual Meeting of Stockholders and three members have terms expiring at the 1999 Annual Meeting of Stockholders.

     Unless instructions to the contrary are given, all proxies received by the Corporation will be voted for the election of the two nominees named below as directors of the Corporation to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified. Both of the nominees have indicated a willingness to be named as such and to serve as directors if elected. Should either nominee not be a candidate at the 1997 Annual Meeting, the enclosed Proxy will be voted in favor of the other nominee with respect to whom a stockholder has not withheld a vote on such Proxy and for such substitute nominee (if any) as shall be designated by the proxies named in the enclosed Proxy, or the number of directors may be reduced by the Board of Directors. Both nominees have been recommended by the Board of Directors for three-year terms expiring at the 2000 Annual Meeting of Stockholders.

     Certain information concerning each of the two nominees for directors is set forth below.

NOMINEES FOR DIRECTORS FOR THREE - YEAR TERMS EXPIRING IN 2000

MARK K. MASON               Director since 1996                      Age 37

Mr. Mason, a certified public accountant, has been Executive Vice President and Chief Financial Officer of the Corporation since its formation in 1996, and has held the same office at First Alliance Mortgage Company since November 1995. From 1994 to 1995 Mr. Mason was Executive Vice President and Chief Financial Officer of Fidelity Federal Bank, a Federal Savings Bank, where he remains a member of the board of directors. From 1993 to 1994 Mr. Mason was a Senior Manager with the international accounting firm of Deloitte & Touche LLP. From 1990 to 1993 Mr. Mason was Executive Vice President and Chief Financial Officer of the Eadington Companies, a diversified real estate development company.

JEFFREY W. SMITH               Director since 1996                   Age 35

Mr. Smith has been Executive Vice President, Sales and Marketing, of the Corporation since its formation in 1996, and has held the same office at First Alliance Mortgage Company since November 1995. In September 1996 Mr. Smith also became Chief Operating Officer of First Alliance Mortgage Company. From 1984 to 1995 Mr. Smith held various positions at First Alliance Mortgage Company, including Assistant Director of Marketing, Director of Marketing and Vice President of Marketing, since he joined the Company in 1981.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED ABOVE.

                      DIRECTORS AND EXECUTIVE OFFICERS

     The following is a list of the current executive officers and directors and the nominees for election to the Board of Directors of the Corporation.

     Name                      Positions with the Corporation         Class
     ----                 ---------------------------------------     -----
Brian Chisick (1)(2)....  Chairman of the Board, President,            II
                          Chief Executive
                          Officer and Director of First
                          Alliance Corporation

Sarah Chisick (1).......  Vice President and Director of First         II
                          Alliance Corporation

Mark K. Mason...........  Executive Vice President, Chief               I
                          Financial Officer, current Director
                          and Nominee for reelection as Director
                          of First Alliance Corporation

Jeffrey W. Smith (3)....  Executive Vice President, Sales and           I
                          Marketing, current Director and Nominee
                          for reelection as Director of First
                          Alliance Corporation

Merrill Butler (2)......  Director of First Alliance Corporation       III

George Gibbs, Jr. (2)(3)  Director of First Alliance Corporation       III

Albert L. Lord (3)......  Director of First Alliance Corporation       III

Edwin C. Summers........  Vice President, General Counsel and
                          Secretary of First Alliance Corporation

---------------------------
(1)  Member of Stock Incentive Committee of the Corporation
(2)  Member of the Compensation Committee of the Corporation
(3)  Member of the Audit Committee of the Corporation

     The age, present position with the Corporation, and principal occupation during the past five years of each Director and executive officer named above is set forth below, except Messrs. Mason and Smith for whom such information is provided on page 2.

BRIAN CHISICK               Director since 1996                      Age 57

Mr. Chisick has been Chairman of the Board, Chief Executive Officer and President of the Corporation since its formation in 1996, and has held the same offices at First Alliance Mortgage Company since its founding in 1971. Mr. Chisick has held a real estate broker's license since 1971. In 1985, Mr. Chisick was Vice President of the Mortgage Brokers Institute, a statewide trade association of over 120 mortgage brokers, and served as a member of the legislative committee of the Mortgage Brokers Institute. His present term as a Director expires in 1998.

SARAH CHISICK               Director since 1996                      Age 56

Ms. Chisick has been Vice President and a director of the Corporation since its formation in 1996, and has held the same offices at First Alliance Mortgage Company since its founding in 1971. Her duties have in the past included projects in the loan servicing, foreclosure, marketing and investment departments. She is not currently involved in the day to day operations of the Company. Her present term as a Director expires in 1998.

MERRILL BUTLER               Director since 1996                     Age 72

Since 1983 Mr. Butler has served as President of Merrill Butler, Inc., a corporation formed to consult with savings and loan associations on real estate matters. During 1995 Mr. Butler also served on the Volunteer Executive Team organized to advise Orange County, California after the County had declared bankruptcy. Mr. Butler was also a co-creator of the Butler Popejoy Group, a general partnership which from 1992 to 1994 capitalized home builders with equity funds to develop entry level housing projects. Mr. Butler is a past director of numerous organizations, including the Federal National Mortgage Association (Fannie Mae), Financial Corporation of America, American Savings and Loan, The Commodore Corporation, Far Western Bank, National Association of Home Builders, and the Building Industry Association of Southern California. His present term as a Director expires in 1999.

GEORGE GIBBS, Jr.               Director since 1996                  Age 66

Mr. Gibbs has been Principal and Senior Vice President of Johnson & Higgins since 1987. Since August 1994 Mr. Gibbs has also served as a director of Fidelity Federal Bank, a Federal Savings Bank. Mr. Gibbs is a past Vice President and Executive Committee member of the Los Angeles Chamber of Commerce. His present term as a Director expires in 1999.

ALBERT L. LORD               Director since 1996                     Age 51

Since January 1994 Mr. Lord has been the President of LCL, Ltd., a financial consulting and equity investment management company. From 1990 to 1994 Mr. Lord was Chief Operating Officer and Executive Vice President of the Student Loan Marketing Association (Sallie Mae), where he had since 1981 occupied various executive positions. Mr. Lord is a director of the Student Loan Marketing Association and of Princeton Bank. His present term as a Director expires in 1999.

EDWIN C. SUMMERS               Officer since 1996                    Age 50

Mr. Summers has been Vice President, General Counsel and Secretary of the Corporation since 1996. From 1991 to 1995 Mr. Summers served as Senior Counsel, Finance and Senior Vice President, General Counsel and Secretary of Transamerica Finance Group.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the fiscal year ended December 31, 1996, the Board of Directors held five meetings. Each current Director attended at least 80% of the meetings of the Board and all of the meetings of the committees of which he or she was a member.

     The Board of Directors has created and delegated certain authority to its Audit Committee, Compensation Committee and Stock Incentive Committee. The Corporation does not have a Nominating Committee.

     Mr. Lord (Chairman), Mr. Gibbs and Mr. Smith are members of the Audit Committee of the Board of Directors. The Audit Committee, among other things, makes recommendations to the Board concerning the engagement of independent accountants, monitors and reviews the quality and activities of any of the Corporation's audit function, monitors the adequacy of the Corporation's internal operating controls, and reviews the significant accounting policies of the Company. The Audit Committee was formed in August 1996 and met twice during 1996.

     Mr. Gibbs (Chairman), Mr. Butler and Mr. Chisick are members of the Compensation Committee of the Board of Directors. Mr. Gibbs and Mr. Butler are independent, non-employee directors of the Corporation. The Compensation Committee, among other things, reviews salaries, benefits and other compensation, excluding stock based compensation, of directors, officers and other employees of the Corporation, and makes recommendations to the Board. The Compensation Committee was formed in August 1996 and met twice during 1996.

     Mr. Chisick (Chairman) and Mrs. Chisick are members of the Stock Incentive Committee. The Stock Incentive Committee is authorized to make stock based compensation grants under the Corporation's 1996 Stock Incentive Plan. Except for grants that are approved by a majority of the disinterested members of the Compensation Committee, no member of the Stock Incentive Committee is eligible to participate in the Stock Incentive Plan. The Stock Incentive Committee was formed in August 1996 and met once during 1996.

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation for services in all capacities for the Corporation during 1996 and the preceding two fiscal years of those persons who were, as of December 31, 1996, (i) the Chief Executive Officer and (ii) each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996, and (iii) officers otherwise among the four most highly compensated (the "Named Officers").



                                    SUMMARY COMPENSATION TABLE
                                                                           Long - Term Compensation
                                                                          --------------------------
                                            Annual Compensation                      Awards
                                    -----------------------------------   --------------------------
                                                                          Restricted     Securities
                                                                            Stock        Underlying
Name and Principal Position          Year   Salary ($)(1)   Bonus ($)(1)   Award ($)     Options(2)
----------------------------------  ------  -------------  ------------   --------------------------

Brian Chisick                        1996      376,796          -             -               -
   Chairman and Chief Executive      1995      288,000       500,000          -               -
   Officer                           1994      288,000          -             -               -

Mark K. Mason                        1996      240,000        10,000      1,599,500 (3)(4)  19,500
   Executive Vice President and      1995       28,308          -              -              -
   Chief Financial Officer           1994         -             -              -              -

Jeffrey W. Smith                     1996      198,065        50,000           -            55,000
   Executive Vice President and      1995      167,259        30,000           -              -
   Chief Operating Officer           1994      155,780        45,000           -              -

Randall K. Mc Phillips               1996      239,784       122,083           -            55,000
   Vice President, Special           1995      239,124       102,994           -              -
   Projects                          1994      310,066       173,854           -              -

Patricia G. Sullivan                 1996      185,628        10,000           -            14,706
   Vice President, Staff             1995      166,232        10,000           -              -
   Development                       1994      166,232        20,000              -           -

Edwin C. Summers, who became Vice President, General Counsel and Secretary of the Corporation in August 1996 and is an executive officer of the Corporation, was not included in the foregoing table because his total salary and bonus did not exceed $100,000 during the fiscal year ended December 31, 1996.

(1) Amounts shown include amounts earned but deferred at the election of executive officers under the Corporation's 401(k) Plan (the "401(k) Plan"), a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

(2)   Includes grants made under the Company's 1996 Stock Incentive Plan.

(3) Consists of 107,500 shares of restricted FAMCO common stock granted to Mr. Mason on June 29, 1996 pursuant to the terms of his employment agreement with the Corporation. See "Mason Agreement" on page 9. The fair value of such stock was independently determined to be $1,599,500.

(4) Restrictions on such stock lapsed with respect to 29,285 shares in July and August 1996. The remaining shares of restricted stock are subject to the following vesting schedule, but may be accelerated under certain conditions:

          Vesting Date               Shares
      --------------------        -----------
         October 1, 1997            13,715
         October 1, 1998            21,500
         October 1, 1999            21,500
         October 1, 2000            21,500

STOCK OPTION GRANTS IN 1996

                          Number  of      Percent of Total
                          Securities     Options Granted to  Per Share
                          Underlying        Employees In     Exercise    Expiration      Grant Date
Name                   Options Granted (1)   Fiscal Year    Price($)(2)     Date    Present Value ($)(3)
---------------------- ------------------ ---------------- -----------  ---------   --------------------
Brian Chisick                 0                   0              0         NA           NA

Mark K. Mason              19,500               3.69%          17.00    July 24, 2006   250,770

Jeffrey W. Smith           55,000              10.40%          17.00    July 24, 2006   707,300

Randall K. McPhillips      55,000              10.40%          17.00    July 24, 2006   707,300

Patricia G. Sullivan       14,706               2.78%          17.00    July 24, 2006   189,119


(1) Options become exercisable in four annual installments commencing six months from the date of grant. No stock appreciation rights have been granted.

(2) Subject to the discretion of the Stock Incentive Committee, the exercise price and tax withholding obligations may be paid in stock.

(3) Option grant date values were determined using a Black-Scholes option pricing model adapted for use in valuing executive stock options. In determining the Black-Scholes value, the following underlying assumptions were used: (i) because no trading in the Class A Common Stock took place prior to the option grant date, stock price volatility has been based upon the volatility of a comparable company in the same industry (58.78%); (ii) no dividend yield, as the Corporation currently pays no dividends and, consistent with its current dividend policy, does not anticipate declaring or paying any cash dividends in the foreseeable future; (iii) the risk-free rate of return represents the weekly average of the ten-year Treasury bond rates for the 52 weeks immediately preceding the grant date of the options (7.00%); and (iv) option term, representing the period from the date of grant of each option to the expiration of the term of each option (10 years). The Black-Scholes option pricing model establishes a cash equivalent value for an option on the date of grant. The Corporation's use of such model is not intended to forecast any future appreciation in the price of the Corporation's stock. In addition, no gain to the optionees is possible without appreciation in the price of the Corporation's Class A Common Stock, which will benefit all Class A stockholders. If the market price of the stock does not exceed the exercise price of the options at some time after the options become exercisable or if they terminate unvested or unexercised, the value of the options will ultimately be zero.

The total number of options outstanding (vested and unvested) as of March 31, 1997 for the named individuals as a group and for all employees as a group represents approximately 3.57% and 12.78%, respectively, of the Corporation's outstanding Class A Common Stock as of that date, and approximately 0.97% and 3.49%, respectively, of the Corporation's outstanding Class A and Class B Common Stock as of the same date.

AGGREGATED OPTION EXERCISES IN 1996; OPTIONS OUTSTANDING AND VALUES AT DECEMBER 31, 1996

                                               Number of Securities       Value of Unexercised
                        Number of              Underlying Options at      In the Money Options
                         Shares                  December 31, 1996      at December 31, 1996 ($)(1)
                                              ------------------------  ---------------------------
                       Acquired on    Value                    Not                         Not
         Name            Exercise   Realized  Exercisable  Exercisable  Exercisable    Exercisable
---------------------  -----------  --------  -----------  -----------  -----------    ------------
Brian Chisick               0          0           0            0            0              0

Mark K. Mason               0          0           0          19,500         0           251,063

Jeffrey W.  Smith           0          0           0          55,000         0           708,125

Randall K. McPhillips       0          0           0          55,000         0           708,125

Patricia G. Sullivan        0          0           0          14,706         0           189,340



(1) The value of unexercised options is based on the average of the high and low prices of Class A Common Stock on December 31, 1996 ($29.875), less the exercise price of the option multiplied by the number of options outstanding.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer of $15,000 and a fee of $1,000 for each board or committee meeting attended, and are reimbursed for reasonable expenses incurred in connection with attendance at board of directors' meetings or committee meetings. A meeting fee of $500 is paid to non-employee directors for telephonic meetings of 30 minutes or less. Committee chairs also receive an annual retainer of $1,500. Directors who are employees of the Corporation do not receive fees for their services as directors.

     On July 25, 1996 the Corporation granted options to each of its non-employee directors under the 1996 Stock Incentive Plan to purchase an aggregate of 112,500 shares of Class A Common Stock at an exercise price of $17.00 per share.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The members of the Compensation Committee are Messrs. Butler, Chisick and Gibbs.

     The compensation and benefits of the Chief Executive Officer and the executive officers and other officers of the Corporation in 1996 were established prior to the existence of the board of directors of the Corporation and, therefore, prior to the formation of the Compensation Committee (the "Committee") on August 2, 1996. In the case of Messrs. Chisick and Mason, such compensation and benefits are specified in employment contracts entered into between said individuals and the Corporation prior to the formation of the Committee. See "Chisick Agreement" and "Mason Agreement" below. Accordingly, no independent review of compensation packages or policies with respect to the chief executive officer or other officers has been conducted by the Committee during 1996. The Committee is in the process of developing policies applicable to the compensation of its executive officers which will specify the relationship of corporate performance to executive compensation, and on which a full report will be prepared during 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no "interlocks" (as defined by the Securities and Exchange Commission) with respect to any member of the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). Mr. Chisick, a member of the Compensation Committee, is also the President and Chief Executive Officer of the Corporation, and has certain relationships requiring disclosure under Item 404 of Regulation S-K, each of which is described below under "Certain Transactions."

                           Compensation Committee:

                                                  Merrill Butler

                                                  Brian Chisick

                                                  George Gibbs, Jr.

PERFORMANCE GRAPH

     The graph below compares the Corporation's cumulative stockholder return on its Class A Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Nasdaq - Total U.S. Index, and the SNL Finance Companies and Traditional Mortgage Index, since July 26, 1996, the date on which trading in the Corporation's Class A Common Stock began.


                            Performance Graph Here

                           EMPLOYMENT AGREEMENTS

Chisick Agreement
-----------------

     The Corporation has entered into an employment agreement with Mr. Chisick providing for an initial term of three years, subject to automatic three-year renewal unless either party provides notice of an intention not to renew. Under this Agreement, Mr. Chisick will receive an annual salary of $395,000, subject to annual increases (but not decreases) and bonuses as may be determined by the Board of Directors, as well as certain other benefits including medical, insurance, death and disability benefits, use of an automobile and reimbursement of employment related expenses.

Mason Agreement
---------------

     The Corporation has entered into an employment agreement with Mr. Mason, providing for an indefinite employment term which began on October 1, 1995. The Corporation or Mr. Mason may terminate the employment agreement at any time. Under the terms of the employment agreement, Mr. Mason is entitled to receive an annual salary of at least $240,000, subject to annual increases (but not decreases) as determined by the Board of Directors. Pursuant to the employment agreement Mr. Mason was granted, on June 29, 1996, 107,500 shares of Class B Common Stock under the Corporation's 1996 Stock Incentive Plan, representing 1% of the total issued and outstanding shares of Class B Common Stock, subject to vesting. These shares, to the extent not vested, will vest in 20% increments beginning October 1, 1996 (subject to acceleration upon certain conditions). Approximately 27.24% of these shares vested upon the closing of the Public Offering. In the event that Mr. Mason's vested shares of Class B Common Stock are not freely tradable under applicable federal and state securities laws, Mr. Mason is entitled to sell such vested shares of Class B Common Stock to the Corporation for the fair value of such stock at that time. Additionally, in the event that vested shares are not publicly traded at the termination date of the agreement, the Corporation has a right of first refusal to purchase such shares for the fair value of such stock at that time.

                            CERTAIN TRANSACTIONS

During July and August 1996 the Corporation sold to the public 4,025,000 shares of its Class A Common Stock pursuant to an initial public offering of such stock (the "Public Offering"). Immediately prior to the Public Offering, pursuant to a reorganization of the Corporation, First Alliance Mortgage Company, a California corporation ("FAMCO"), became a wholly-owned subsidiary of the Corporation. References to the "Corporation" below include the Corporation and its subsidiaries.

     LEASE OF CORPORATE HEADQUARTERS. The Corporation leases approximately 40,000 square feet of office space for its corporate headquarters from MJB Associates, a California limited partnership of which Borgi-Hesis, Inc., is the general partner. Brian Chisick is the President of Borgi-Hesis, Inc. and Brian and Sarah Chisick are the beneficial owners of Borgi-Hesis, Inc. During 1996 the Corporation paid $463,000 in aggregate rents to the partnership. The term of the lease expires on January 31, 2003, at which time the Corporation has an option to renew the lease for an additional period of five years.

     STOCKHOLDER NOTE. In January 1996 the Corporation borrowed $1.5 million from Brian and Sarah Chisick. The note evidencing this debt, which was repaid in full in February 1996, had an interest rate of 10% per annum. In March 1996 the Corporation borrowed $1 million from Brian and Sarah Chisick. The note evidencing this debt, which was repaid in full in May 1996, had an interest rate of 10% per annum.

     S DISTRIBUTION NOTES. In connection with the revocation of the Corporation's S corporation status prior to the consummation of the Public Offering on July 31, 1996 (the "Closing Date"), the Corporation made distributions to its shareholders of notes (the "S Corporation Distribution") which included all of its previously earned and undistributed S corporation earnings through the Closing Date, a total of $45.0 million. Prior to the Public Offering the shareholders of Corporation were Brian and Sarah Chisick and the grantor trusts for which they have the beneficial voting interests, and Mark Mason. The S Corporation Distribution was comprised of promissory notes bearing interest rates ranging from 5.61% to 5.88% per annum (the "S Distribution Notes"). The S Distribution Notes were paid in full during 1996.

     TRANSACTIONS WITH NATIONSCAPITAL MORTGAGE CORPORATION AND COAST SECURITY MORTGAGE, INC. Primarily to increase the volume of its loan securitizations, the Corporation purchases loans originated by certain companies that are controlled by the sons of Brian and Sarah Chisick. Pursuant to an agreement between the Corporation and Nationscapital Mortgage Corporation ("Nationscapital"), the Corporation purchased $2,932,000 of loans from Nationscapital during 1996. Jamie and Brad Chisick are the President and majority shareholder, and the Vice President and minority shareholder, respectively, of Nationscapital, and the sons of Brian and Sarah Chisick. Pursuant to an agreement between the Corporation and Coast Security Mortgage, Inc. ("Coast Security"), the Corporation purchased $28,101,000 of loans from Coast Security during 1996. Mark Chisick and Brad Chisick are the President and majority shareholder, and the Vice President and a minority shareholder, respectively, of Coast Security, and the sons of
Brian and Sarah Chisick.   The Corporation's purchases of loans originated
by Nationscapital and Coast Security are documented by agreements similar to those entered into with unaffiliated entities.

     During the first and second quarters of 1996 Coast Security had a line of credit with the Corporation, the maximum outstanding balance of which during 1996 was approximately $1.0 million. The line of credit bore interest at a rate of 10.0% per annum, and was terminated on June 30, 1996.

     During 1996 the Corporation received fees of $93,000 from each of Nationscapital and Coast Security from the sale of marketing data through June, 1996, after which such sales were discontinued. The fees, which were consistent with those charged to unaffiliated third parties, reflected payments to the Corporation for customer lists developed by the Corporation in its marketing efforts but with respect to which the potential customers did not fit the Corporation's lending criteria or the Corporation had not been able to originate loans. Nationscapital and Coast Security may utilize this information and originate loans and, if such loans satisfy the Corporation's underwriting guidelines, the Corporation may purchase such loans.

     SERVICING OF CERTAIN LOANS. The Corporation services mortgage loans for certain related parties pursuant to written agreements entered into prior to the Closing Date, under which no servicing fees are charged. All such agreements entered into since the Closing Date provide for servicing fees consistent with the servicing fees charged to third parties for such services. At December 31, 1996, the outstanding balances of such loans serviced on behalf of Brian Chisick, Brad Chisick, Mark Chisick and Jamie Chisick were $5,918,000, $640,000, $174,000 and $139,000, respectively.

     OTHER TRANSACTIONS. During 1996 the Corporation sold loans in the amount of $515,000 to Brian Chisick. The Corporation discontinued the sale of such loans to Mr. Chisick on July 31, 1996. In addition, immediately prior to the consummation of the Public Offering, Brian and Sarah Chisick contributed to the Corporation all outstanding shares of capital stock they held in two corporations in the United Kingdom formed for the purposes of initiating retail and wholesale loan operations, and a California corporation formed to provide accounting, financial and computer services to the Corporation.

     First Alliance Corporation's bylaws require that all transactions between it, on the one hand, and the immediate family of Brian Chisick, or their affiliates, on the other hand, must be approved by a majority of the independent directors.

     MASON LOAN. On December 31, 1996 the Corporation made a short term loan in the amount of $319,000 to Mark Mason pursuant to a promissory note which matures on August 8, 1997, bears interest at 10% Per Annum, and is collateralized by a pledge of 29,285 unrestricted shares of Class B Common Stock owned by Mr. Mason.

     INDEMNITY AGREEMENTS. Prior to the completion of the Public Offering, the Corporation entered into separate but identical indemnity agreements ("Indemnity Agreements") with each director and executive officer of the Corporation and expects to enter into Indemnity Agreements with persons who become directors or executive officers in the future. The Indemnity Agreements provide that the Corporation will indemnify the director or officer (the "Indemnitee") against any expenses or liabilities in connection with any proceeding in which such Indemnitee may be involved as a party or otherwise, by reason of the fact that such Indemnitee is or was a director or officer of the Corporation or by reason of any action taken by or omitted to be taken by such Indemnitee while acting as an officer or director of the Corporation, provided that such indemnity shall only apply if (i) the Indemnitee was acting in good faith and in a manner the Indemnitee reasonably believed to be in the best interest of the Corporation and, with respect to any criminal action, had no reasonable cause to believe the Indemnitee's conduct was unlawful, (ii) the claim was not made to recover profits made by such Indemnitee in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute, (iii) the claim was not initiated by the Indemnitee, or (iv) the claim was not covered by applicable insurance. Each Indemnitee has undertaken to repay the Corporation for any costs or expenses paid by the Corporation if it shall ultimately be determined by a court of competent jurisdiction in a final, nonappealable adjudication that such Indemnitee is not entitled to indemnification under the Indemnity Agreement. In addition to the Indemnity Agreements, the Corporation has obtained a policy of directors and officers liability insurance.


                      BENEFICIAL OWNERSHIP OF SHARES

     Whenever in this proxy statement information is presented as to "beneficial ownership," please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; he or she may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of
Section 13 or 16 of the Securities Exchange Act of 1934, as amended, the "beneficial owner" of the shares shown herein.

     The following table sets forth information regarding beneficial ownership of the Class A Common Stock and the Class B Common Stock of the Corporation as of March 31, 1997, by (i) each person known to be the beneficial owner of more than 5% of the outstanding Class A Common Stock or Class B Common Stock; (ii) each Director of the Corporation; and (iii) all Directors and officers named in the SUMMARY COMPENSATION TABLE on page 5 (the "Named Officers").

                                 Shares of Common Stock Beneficially Owned
                               ---------------------------------------------
                                              Percent               Percent
          Name                   Class A (1)  of Class  Class B (1) of Class
--------------------------------------------  --------  ----------- ---------

First Union Corporation          471,772 (2)    11.7%           -          -
  One First Union Center
  Charlotte, NC  28288

Brian and Sarah Chisick           48,375 (3)     1.2%   10,642,500        99%

Mark K. Mason                      7,136 (4)      (5)   107,500 (6)        1%

Jeffrey W. Smith                  13,650 (7)      (5)            -          -

Albert L. Lord                     9,375 (7)      (5)            -          -

George Gibbs, Jr.                    100          (5)            -          -

Merrill Butler                     4,875 (7)      (5)            -          -

Randall K. McPhillips             27,150 (7)      (5)            -          -

Patricia G. Sullivan               4,677 (8)      (5)            -          -

All Directors, Executive
Officers and Named Officers
as a Group  (8 persons)          117,148 (9)     2.9%  10,750,000       100%

(1) Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 31, 1997 upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 31, 1997 have been exercised.

(2)   Owned through its subsidiary, Keystone Investment Management Company.

(3) Includes shares held by The Chisick Trust No. 1 U/D/T 3-30-96 and The Chisick Trust No. 2 U/D/T 3-30-96, of which Brian Chisick is the sole trustee, and the Brian and Sarah Chisick Revocable Trust U/A 3-7-79, of which Brian and Sarah Chisick are the trustees. Also includes a total of 3,745 shares held by grantor trusts established for the benefit of three of Mr. and Mrs. Chisick's grandchildren, of which trusts Mr. Chisick is the sole trustee.

(4) Includes 4,875 shares with respect to which Mr. Mason holds options exercisable within 60 days from March 31, 1997. Also includes 140 shares held by a grantor trust established for the benefit of Mr. Mason's daughter, of which trust Mr. Mason is the sole trustee, and 221 shares held in Mr. Mason's account by the Corporation's 401(k) Plan.

(5)   Less than 1%.

(6) Includes restricted stock subject to a vesting schedule. See "Mason Agreement" above.

(7) Includes 13,500 shares with respect to which options are exercisable within 60 days from March 31, 1997.

(8) Includes 3,677 shares with respect to which options are exercisable within 60 days from March 31, 1997.

(9) Includes 51,773 shares with respect to which all Directors, Executive Officers and Named Officers as a group hold options exercisable within 60 days from March 31, 1997.

     The Corporation's 401(k) Plan owned a total of 17,896 shares of the Corporation's Class A Common Stock on December 31, 1996, or 0.44% of the Class A Common Stock then outstanding. Although the Corporation is the Administrator of the 401(k) Plan, the 401(k) Plan was established and is administered to achieve the purposes for which it was created for the exclusive benefit of its participants, and employees participating in the 401(k) Plan are entitled to vote all shares allocated to their accounts. Accordingly, the 401(k) Plan does not constitute a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended.

                                   GENERAL
OTHER BUSINESS

     The Board does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or at any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Deloitte & Touche LLP to serve as the Corporation's independent accountants for the 1997 fiscal year. One or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by mail, telephone or telegraph, or personally by directors, officers and regular employees of the Corporation, none of whom will receive any special compensation for such services. The Corporation will reimburse persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any eligible stockholder (as defined below) of the Corporation wishing to have a proposal considered for inclusion in the Corporation's 1998 proxy solicitation material must set forth such proposal in writing and file it with the Secretary of the Corporation on or before November 14, 1997. The Board will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposals will be included in its 1998 proxy solicitation materials. Any eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted on the proposal at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held.

ANNUAL REPORT

     The Annual Report of the Corporation for the fiscal year ended December 31, 1996, including the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 without the exhibits thereto, has been mailed to stockholders of record at the close of business on March 31, 1997. The Corporation will provide a copy of the exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 upon the written request of any beneficial owner of the Corporation's securities as of the record date for the Annual Meeting and reimbursement of the Corporation's reasonable expenses. Such request should be addressed to Edwin C. Summers, Secretary, First Alliance Corporation, 17305 Von Karman Avenue, Irvine, California 92614.

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                              Edwin C. Summers
                                                  Secretary
Dated:     April 3, 1997

----------------------------------------------------------------------------

                NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                     To be Held Monday, April 28, 1997

                                  1:00 P.M.



TO THE STOCKHOLDERS:

     The 1997 Annual Meeting of Stockholders of First Alliance Corporation (the "Corporation") will be held in the main lobby of the corporate headquarters of the Corporation at 17305 Von Karman Avenue, Irvine, California on Monday, April 28, 1997, at 1:00 P.M. PDT, for the purpose of:

     1. Electing two directors of the Corporation to hold office for three year terms; and

     2. Transacting such other business as may properly come before the meeting and any adjournments thereof.

     Stockholders of record at the close of business on March 31, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Corporation, 17305 Von Karman Avenue, Irvine, California.




                                       By Order of the Board of Directors

                                               Edwin C. Summers
                                                   Secretary



Irvine, California
April 3, 1997

                         FIRST ALLIANCE CORPORATION
                           17305 Von Karman Avenue
                          Irvine, California 92614

                               April 3, 1997


Dear Stockholder:

You are cordially invited to attend the 1997 Annual Meeting of Stockholders of First Alliance Corporation (the "Corporation"), which will be held in the main lobby of the Corporation's executive offices, 17305 Von Karman Avenue, Irvine, California 92614, on Monday, April 28, 1997, commencing at 1:00 p.m. (Pacific Daylight Time). We hope that you will be able to attend the Annual Meeting in person and look forward to seeing you.

At the Annual Meeting, stockholders will be asked to elect two Directors, each of whom will serve for a three-year term.

You are requested to give your prompt attention to this matter, which is more fully described in the accompanying proxy materials.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and Proxy Statement, you are urged to sign, date and return the enclosed Proxy Card in the envelope provided at your earliest convenience.


                                    Sincerely,





                                    Brian Chisick
                                    Chairman of the Board
                                    and President